Exhibit 10.87

THIRTY-FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRTY-FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 28, 2006, is entered into by and among WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), BRAWN, LLC, a Delaware limited liability company (“Brawn LLC”), HANOVER REALTY, INC., a Virginia corporation (“Hanover Realty”), THE COMPANY STORE FACTORY, INC., a Delaware corporation (“TCS Factory”), THE COMPANY OFFICE, INC., a Delaware corporation (“TCS Office”), SILHOUETTES, LLC, a Delaware limited liability company (“Silhouettes LLC”), HANOVER COMPANY STORE, LLC, a Delaware limited liability company (“HCS LLC”), DOMESTICATIONS, LLC, a Delaware limited liability company (“Domestications LLC”), KEYSTONE INTERNET SERVICES, LLC, a Delaware limited liability company (“KIS LLC”), and THE COMPANY STORE GROUP, LLC, a Delaware limited liability company (“CSG LLC” and, together with Brawn LLC, Hanover Realty, TCS Factory, TCS Office, Silhouettes LLC, HCS LLC, Domestications LLC and KIS LLC, collectively, “Borrowers” and each, individually, a “Borrower”), HANOVER DIRECT, INC., a Delaware corporation (“Hanover”), CLEARANCE WORLD OUTLETS, LLC, a Delaware limited liability company (“Clearance World”), SCANDIA DOWN, LLC, a Delaware limited liability company (“Scandia Down LLC”), LACROSSE FULFILLMENT, LLC, a Delaware limited liability company (“LaCrosse LLC”), D.M. ADVERTISING, LLC, a Delaware limited liability company (“DM Advertising LLC”), AMERICAN DOWN & TEXTILE, LLC, a Delaware limited liability company (“ADT LLC”), and HANOVER GIFTS, INC., a Virginia corporation (“Hanover Gifts” and, together with Hanover, Clearance World, Scandia Down LLC, LaCrosse LLC, DM Advertising LLC and ADT LLC, collectively, “Existing Guarantors” and each, individually, an “Existing Guarantor”), Hanover Direct Memberships, Inc., a Delaware corporation (“HDMI, as hereinafter further defined) and Scandia Down Online, LLC, a limited liability company (“Scandia Online”, as hereinafter further defined and together with HDMI and Existing Guarantors, collectively, “Guarantors” and each, individually, a “Guarantors”).

W I T N E S S E T H:

WHEREAS, Borrowers, Existing Guarantors and Lender are parties to the Loan and Security Agreement, dated November 14, 1995, as amended by the First Amendment to Loan and Security Agreement, dated February 22, 1996, the Second Amendment to Loan and Security Agreement, dated April 16, 1996, the Third Amendment to Loan and Security Agreement, dated May 24, 1996, the Fourth Amendment to Loan and Security Agreement, dated May 31, 1996, the Fifth Amendment to Loan and Security Agreement, dated September 11, 1996, the Sixth Amendment to Loan and Security Agreement, dated as of December 5, 1996, the Seventh Amendment to Loan and Security Agreement, dated as of December 18, 1996, the Eighth Amendment to Loan and Security Agreement, dated as of March 26, 1997, the Ninth Amendment to Loan and Security Agreement, dated as of April 18, 1997, the Tenth Amendment to Loan and Security Agreement, dated as of October 31, 1997, the Eleventh Amendment to Loan and Security Agreement, dated as of March 25, 1998, the Twelfth Amendment to Loan and Security Agreement, dated as of September 30, 1998, the Thirteenth Amendment to Loan and Security Agreement, dated as of September 30, 1998, the Fourteenth Amendment to Loan and Security Agreement, dated as of February 28, 2000, the Fifteenth Amendment to Loan and

Security Agreement, dated as of March 24, 2000, the Sixteenth Amendment to Loan and Security Agreement, dated as of August 8, 2000, the Seventeenth Amendment to Loan and Security Agreement, dated as of January 5, 2001, the Eighteenth Amendment to Loan and Security Agreement, dated as of November 12, 2001, the Nineteenth Amendment to Loan and Security Agreement, dated as of December 18, 2001, the Twentieth Amendment to Loan and Security Agreement, dated as of March 5, 2002, the Twenty-First Amendment to Loan and Security Agreement, dated as of March 21, 2002, the Twenty-Second Amendment to Loan and Security Agreement, dated as of August 16, 2002, the Twenty-Third Amendment to Loan and Security Agreement, dated as of December 27, 2002 (the “Twenty-Third Amendment to Loan Agreement”), the Twenty-Fourth Amendment to Loan and Security Agreement, dated as of February 27, 2003, the Twenty-Fifth Amendment to Loan and Security Agreement, dated as of April 21, 2003, the Twenty-Sixth Amendment to Loan and Security Agreement, dated as of August 29, 2003, the Twenty-Seventh Amendment to Loan and Security Agreement, dated as of October 31, 2003, the Twenty-Eighth Amendment to Loan and Security Agreement, dated as of November 4, 2003, the Twenty-Ninth Amendment to Loan and Security Agreement, dated as of November 25, 2003, the Thirtieth Amendment to Loan and Security Agreement, dated as of March 25, 2004, the Thirty-First Amendment to Loan and Security Agreement, dated as of July 8, 2004, the Thirty-Second Amendment to Loan and Security Agreement, dated as of December 30, 2004, the Thirty-Third Amendment to Loan and Security Agreement, dated as of March 11, 2005, and the Thirty-Fourth Amendment to Loan and Security Agreement, dated as of July 29, 2005 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), pursuant to which Lender has made loans and advances to Borrowers;

WHEREAS, Borrowers and Existing Guarantors have requested that Lender (a) revise the amounts of EBITDA that Borrowers are required to maintain in the first and second fiscal quarters of the fiscal year ending December 30, 2006, (b) reduce and revise the method of calculating the Interest Rate, (c) eliminate the annual facility fee in the amount of $137,500, (d) so long as no Event of Default exists and certain minimum amounts of Excess Availability are maintained, (i) permit certain intercompany transactions as set forth herein, (ii) not require the delivery of Collateral Access Agreements at premises under certain conditions as set forth herein, (iii) limit the number of appraisals and field exams of the Inventory and other Collateral as set forth herein, (iv) open and close disbursement accounts at banks as set forth herein, and (v) permit the incurrence of contingent indebtedness arising under surety bonds, (e) include HDMI and Scandia Online as a Guarantor pursuant to the terms and conditions of the Loan Agreement and the other Financing Agreements, as amended hereby, and (f) agree to certain other amendments to and consents under the Financing Agreements;

WHEREAS, the parties hereto desire to enter into this Amendment to evidence and effectuate such consents, amendments and agreements, and certain other amendments to the Financing Agreements relating thereto, in each case subject to the terms and conditions and to the extent set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

2

Section 1.	Definitions.

1.1        Additional Definitions. As used herein or in any of the other Financing Agreements, the following terms shall have the meanings given to them below, and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definitions:

(a)        “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	$10,000,000 or more	0%	2.00%
2	Greater than or equal to $5,000,000 and less than $10,000,000	0%	2.25%
3	Less than $5,000,000.50%		2.50%

; provided, that, the Applicable Margin shall be calculated and established once, effective as of the first (1st) day of the second month of each fiscal quarter, commencing with the fiscal quarter beginning on April 1, 2006 and shall remain in effect until adjusted thereafter on the first (1st) day of the second month of each fiscal quarter thereafter.

(b)        “Cash Management Products” shall mean any one or more of the following types of services or facilities extended to Borrowers or Guarantors by Lender or any Affiliate of Lender: (i) automated clearing house transactions; (ii) cash management, including controlled disbursement and treasury services; and (iii) establishing and maintaining deposit accounts.

(c)        “Encore” shall mean Encore Marketing International, Inc., a Delaware corporation, and its successors and assigns.

(d)        “Encore Agreements” shall mean, collectively, (i) the Agreement, dated as of March 15, 2006, between Hanover and Encore, and (ii) the Reseller Agreement, dated as of March 21, 2006, between HDMI and Encore, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

3

(e)        “Hanover 2005 Intercompany Transactions” shall mean, individually and collectively, the contributions, assumption and transactions effected under the Hanover 2005 Intercompany Transaction Agreements.

(f)         “Hanover 2005 Intercompany Transaction Agreements” shall mean, collectively, the agreements, documents and instruments listed in Schedule 1 hereto and all related agreements, documents and instruments executed, delivered or filed in connection with, or otherwise evidencing, each of the transactions consented to in Section 3 hereof as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(g)        “HDMI” shall mean Hanover Direct Memberships, Inc., a Delaware corporation, and its successors and assigns.

(h)        “Interest Rate Protection Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements between any Borrower or Guarantor and Lender or any Affiliate of Lender.

(i)         “Minimum Excess Availability” shall mean Excess Availability of not less than $8,000,000 for fifteen (15) consecutive days and Excess Availability or of not less than $2,000,000 at all times.

(j)         “Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability for the immediately preceding fiscal quarter based on the books and records of Lender reported to Borrowers.

(k)         “Scandia Online” shall mean Scandia Down Online, LLC, a Delaware limited liability company, and its successors and assigns.

1.2	Amendments to Definitions.

(a)        Guarantors. All references to the term “Guarantor” or “Guarantors” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, HDMI and Scandia Online.

(b)         Interest Rate. All references to the term "Interest Rate" in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean the following:

(i)        Subject to adjustment as provided in clause (ii) of this definition below:

(A)	as to Prime Rate Loans, a rate equal to the Prime Rate, and

(B)        as to Eurodollar Rate Loans, a rate equal to two (2%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the London

4

Interbank Offered Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor).

(ii)         Subject to clause (iii) of this definition below, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with the quarter beginning on April 1, 2006), the Interest Rate payable by each Borrower shall be increased or decreased, as the case may be, (A) as to Prime Rate Loans, to the rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis in excess of the Prime Rate and (B) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate as may be in effect from time to time for any Interest Period.

(iii)       Notwithstanding anything to the contrary contained in clauses (i) and (ii) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus Lender may, at its option, shall, as to Prime Rate Loans, increase such rate to a rate two (2.0%) percent per annum above the Prime Rate and, as to Eurodollar Rate Loans, increase such rate to a rate four (4.0%) percent per annum above the Adjusted Eurodollar Rate at any time without notice (A) for the period on and after (1) the date of termination or non-renewal of the Financing Agreements until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against a Borrower), or (2) the date of any Event of Default, and for so long as such Event of Default exists or is continuing, as determined by Lender and (B) on the Revolving Loans at any time outstanding in excess of the of the aggregate amount of Revolving Loans and Letter of Credit Accommodations to one or more Revolving Loan Borrowers exceeds the amounts determined by Lender to be available pursuant to the Revolving Loan Formulas, net of reserves and subject to the applicable lending sublimits as to each Revolving Loan Borrower, and subject to the Revolving Loan Limit as to all Revolving Loan Borrowers considered together (whether or not such excess(es) arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default).

(c)         Obligations. All references to the term “Obligations” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, all liabilities, indebtedness and obligations owing from any Borrower or Guarantor to Lender now or hereafter arising (A) from or in connection with any Cash Management Products and (B) under Interest Rate Protection Agreements.

1.3        Interpretation. All capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Loan Agreement.

5

Section 2.	Amendments and Modifications to Loan Agreement.

2.1        Facility Fee. Section 2.7(b) of the Loan Agreement is hereby replaced with the following:

“(d) [Intentionally Omitted]”

2.2        Appraisals and Field Exams. Section 6.15 of the Loan Agreement is hereby deleted and replaced with the following:

“6.15	Appraisals and Field Exams.

(a) Borrowers shall, at Borrowers' expense, upon the request of Lender not more than once during any twelve (12) month period so long as (i) Borrowers shall have maintained the Minimum Excess Availability and (ii) no Event of Default exists or has occurred and is continuing (A) deliver to Lender appraisals by the Appraiser of any or all of the Inventory of Borrowers, in form, scope and methodology acceptable to Lender, and including, but not limited to, a report as to the Net Orderly Liquidation Value of the Inventory of Borrowers and (B) permit Lender to conduct its field examination of the Inventory and the other Collateral; provided, that, (1) if Borrowers fail to maintain the Minimum Excess Availability, then upon the request of Lender, not more than once during any three (3) months, or (2) at any time or times as Lender may request on and after an Event of Default exists or has occurred and is continuing, Borrowers shall, at Borrowers' expense, upon the request of Lender deliver such appraisals to Lender and permit Lender to conduct such field exams.

(b) Upon Lender's request, Borrowers shall, at their expense, once in any calendar year during the Term (excluding any such reports or appraisals delivered in connection with the closing hereunder) and at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to their Real Property or Equipment, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender.”

2.3	Collateral Access Agreements for Locations.

(a)        Notwithstanding anything to the contrary contained in the Loan Agreement or the other Financing Agreements, subject to Section 2.3(b) hereof, Borrowers and Guarantors shall not be required to deliver to Lender a Collateral Access Agreement with respect to any location at which Borrowers or Guarantors maintain any Collateral having a value of less than $5,000,000 so long as (i) such Borrower or Guarantor sends Lender five (5) days prior written notice of the intention of such Borrower or Guarantor to open such new location, (ii) no Event of Default exists or has occurred and is continuing, and (iii) Borrowers have maintained the Minimum Excess Availability; provided, that, Lender may establish and maintain from time to time an availability reserve against the amount of Revolving Loans and Letter of Credit

6

Accommodations otherwise determined by Lender to be available to Revolving Loan Borrowers under the Loan Agreement and the other Financing Agreements, to reflect the amount of rent payable to the landlord, lessor or other third party with respect to Eligible Inventory Locations for a period of three (3) months, unless such landlord, lessor or other third party has agreed to waive in writing in favor of Lender any right to payment of amounts owing to it.

(b)        If an Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall deliver to Lender a Collateral Access Agreement with respect to any location at which Borrowers or Guarantors maintain Collateral. If Borrowers fail to maintain the Minimum Excess Availability, within ten (10) days thereafter, Borrowers and Guarantors shall deliver to Lender a Collateral Access Agreement with respect to any location at which Borrowers or Guarantors maintain Collateral and Lender agrees to continue to include the Inventory constituting Eligible Inventory at such Eligible Inventory Location for such ten (10) days. Borrowers and Guarantors shall deliver to Lender a Collateral Access Agreement with respect to any location at which Borrowers or Guarantors maintain any Collateral having a value of less than $5,000,000.

2.4	Intercompany Contributions and Disbursements.

(a)        Notwithstanding anything to the contrary contained in Sections 6.5, 6.6 and 6.9 of the Loan Agreement or the other Financing Agreements, Borrowers and Guarantors may contribute, sell, transfer or assign assets and properties of a Borrower or Guarantor to another Borrower or Guarantor so long as (i) such Borrower or Guarantor sends Lender five (5) days’ prior written notice of the intention of such Borrower or Guarantor to effect such contribution describing the proposed transaction, (ii) no Event of Default exists or has occurred and is continuing, (iii) Borrowers shall have maintained the Minimum Excess Availability, (iv) in the case of any contribution of an asset from a Borrower to another Borrower, any Collateral attributable to any Loans made to the Borrower that is transferring such Collateral to the other Borrower, such Loans shall be assumed by the Borrower that is the assignee of such Collateral, and (v) in the case of any contribution of an asset from a Borrower to a Guarantor, any Collateral attributable to any Loans made to the Borrower that is transferring such Collateral to the Guarantor, (A) such Loans shall be repaid in full in cash other immediately available funds on terms and conditions acceptable to Lender or (B) such Guarantor shall be added as a Borrower on terms and conditions acceptable to Lender.

(b)        Notwithstanding anything to the contrary contained in Sections 6.5, 6.6 6.9 of the Loan Agreement or the other Financing Agreements, Borrowers and Guarantors may make payments of intercompany indebtedness owed by a Borrower or Guarantor to another Borrower or Guarantor so long as (i) such Borrowers or Guarantors send Lender five (5) days’ prior written notice of the intention of such Borrowers or Guarantors to effect such contribution describing the proposed payment, (ii) no Event of Default exists or has occurred and is continuing, (iii) Borrowers shall have maintained the Minimum Excess Availability, (iv) such payment shall constitute and be deemed a repayment of valid intercompany indebtedness and (v) such payments remain subject to the terms and conditions of the Intercompany Subordination Agreement.

7

2.5	Surety Bonds.

(a)     Notwithstanding anything to the contrary contained in Section 6.3 or 6.4 of the Loan Agreement, Borrowers and Guarantors may incur Indebtedness, and liens or encumbrances securing such Indebtedness, in connection with the issuance of surety bounds on behalf of Borrowers and Guarantors in the ordinary course of business of such Borrowers and Guarantors; provided, that:

(i) the amount of such Indebtedness for all Borrowers and Guarantors at any one time shall not exceed $500,000 in the aggregate;

(ii) such Borrower or Guarantor send Lender five (5) days’ prior written notice of the intention of such Borrowers or Guarantor to arrange for the issuance of such surety bonds setting forth the amount of the proposed bond and a description of the transaction,

(iii) no Event of Default exists or has occurred and is continuing, and
(iv) Borrowers shall have maintained the Minimum Excess Availability.

(b)        If at any time an Event of Default exists or has occurred and is continuing or Borrowers fail to maintain the Minimum Excess Availability, Lender may establish and maintain from time to time an availability reserve against the amount of Revolving Loans and Letter of Credit Accommodations otherwise determined by Lender to be available to Revolving Loan Borrowers under the Loan Agreement and the other Financing Agreements, to reflect the amount of Indebtedness arising in connection with the issuance of such surety bond, unless the person issuing such surety bond has agreed to waive or subordinate in writing in favor of Lender any right to payment of amounts owing to it.

2.6	Disbursement Deposit Accounts.

(a)     Notwithstanding anything to the contrary contained in Section 7(b)(iv) of the Twenty-Third Amendment to Loan Agreement, Borrowers and Guarantors may open and close deposit accounts that are disbursement accounts without delivering to Lender a Deposit Account Control Agreement or arranging to name Lender as the customer of such bank as provided by Section 7(b)(iv) of the Twenty-Third Amendment to Loan Agreement; provided, that:

(i)         such deposit account is a disbursement account only and no collections or proceeds of Collateral are remitted to such account;

(ii)         such Borrower or Guarantor maintains not greater than $500,000 individually and in the aggregate at any one time in all such account(s);

(iii)        such Borrower or Guarantor sends Lender five (5) days’ prior written notice of the intention of such Borrower or Guarantor to open such disbursement account setting forth the name and address of the bank and the purpose of the account and after such account is opened, sends Lender the number of such account,

(iii)	no Event of Default exists or has occurred and is continuing, and

8

(iv) Borrowers shall have maintained Excess Availability of not less $8,000,000 for fifteen (15) consecutive days and not less than $2,000,000 at all times.

(b)        If at any time an Event of Default exists or has occurred and is continuing, Borrower shall comply with the provisions of Section 7(b)(iv) of the Twenty-Third Amendment to Loan Agreement. If at any time Borrowers shall have failed to maintain the Minimum Excess Availability, within ten (10) days thereafter, Borrower shall comply with the provisions of Section 7(b)(iv) of the Twenty-Third Amendment to Loan Agreement.

2.7        EBITDA. Section 6.31 (g) of the Loan Agreement are hereby replaced with the following:

“(g) Hanover and its Subsidiaries shall not, as to any fiscal quarter during the fiscal year 2006 of Hanover and its Subsidiaries and for each fiscal quarter thereafter in any fiscal year thereafter, permit EBITDA of Hanover and its Subsidiaries commencing on the first day of such fiscal year and ending on the last day of the applicable fiscal quarter set forth below on a cumulative YTD basis to be less than the respective amount set forth below opposite such fiscal quarter end YTD period:

Fiscal Quarter End YTD Periods for Fiscal Year 2006	Cumulative Minimum EBITDA
(i) January 1, 2006 through April 1, 2006	$400,000
(ii) January 1, 2006 through July 1, 2006	$4,000,000
(iii) January 1, 2006 through September 30, 2006	$9,600,000
(iv) January 1, 2006 through December 30, 2006	$15,500,000”

2.8	Encore Collection Account.

(a)        Borrowers and Guarantors have informed Lender that under the membership program arrangements between Hanover and Encore, Hanover has agreed to arrange to have HDMI process sales of membership programs to Maryland residents in accordance with the terms and conditions of the Encore Agreements (as in effect on the date hereof). In connection with such processing by HDMI, HDMI will act as the agent on behalf of Encore to collect amounts due to Encore under the Encore Agreements and will maintain a collection account for such purpose (the “Encore Collection Account”). HDMI has agreed to maintain the Encore Collection Account, at the sole cost and expense of Encore, for the purpose of collecting proceeds due to Encore arising from the sale of memberships to Maryland residents to be collected by HDMI and remitted to Encore in accordance with the terms of the Encore Agreements (as in effect on the date hereof).

9

(b)        Lender hereby agrees that notwithstanding anything to the contrary contained in Section 2.9 of the Loan Agreement or Section 7(b)(iv) of the Twenty-Third Amendment to Loan Agreement, HDMI shall be required to make the Encore Collection Account a Blocked Account or obtain a Deposit Account Control Agreement with respect to the Encore Collection Account so long as any amounts remitted to or maintained in the Encore Collection Account do not constitute Collateral.

Section 3.         Consents to Hanover 2005 Intercompany Transactions. Subject to the terms and conditions contained herein and in the Loan Agreement and in the other Financing Agreements, and notwithstanding anything to the contrary contained in Section 6.5, 6.6 or 6.7 of the Loan Agreement, to the extent such consent may be needed, Lender hereby consents, effective upon the earlier of the date hereof or the effective date of the applicable transaction of the Hanover 2005 Intercompany Transactions, to the following transactions:

3.1        the contribution by CSG LLC of the intercompany receivable payable by The Horn & Hardart Company, Inc. to CSG LLC in the amount of $330,025.73 and the cancellation of indebtedness owed by Horn & Hardart Company, Inc. to CSG LLC in the amount of $330,025.73 so long as such cancellation constitutes repayment of valid intercompany indebtedness;

3.2        the contribution by CSG LLC of the intercompany receivable payable by Hanover Realty to CSG LLC in the amount of $12,266,077.73 and the cancellation of indebtedness owed by Hanover Realty to CSG LLC in the amount of $12,266,077.73 so long as such cancellation constitutes repayment of valid intercompany indebtedness;

3.3        the declaration and payment by Hanover Gifts to CSG LLC of a dividend of in the amount of $175,000 in the form of an intercompany receivable payable by CSG LLC to Hanover Gifts in the amount of $175,000 so long as such intercompany receivable constitutes valid intercompany indebtedness and such indebtedness is cancelled; and

3.4        the dissolution of LaCrosse LLC by reason of the merger of LaCrosse LLC with and into CSG LLC, with CSG LLC as the surviving corporation of such merger.

Section 4.         Assumption of Obligations; Amendments to Guarantees and Financing Agreements. Effective as of the earlier of the date hereof or effective date of completion of the Hanover 2005 Intercompany Transactions as to the respective parties thereto:

4.1        Each of HDMI and Scandia Online hereby expressly (a) assumes and agrees to be directly liable for all Obligations under, contained in, or arising out of the Loan Agreement, the General Security Agreement, dated November 14, 1995, by Existing Guarantors (other than Hanover and Existing Borrowers) as of as of such date, in favor of Lender, as heretofore amended (the “Subsidiary General Security Agreement”) and the other Financing Agreements applicable to all Guarantors and as applied to HDMI and Scandia Online as a Guarantor, (b) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement, the Subsidiary General Security Agreement and the other Financing Agreements applicable to all Guarantors and as applied to HDMI and Scandia Online as a Guarantor with the

10

same force and effect as if each of HDMI and Scandia Online had originally executed and been an original Guarantor or Debtor, as the case may be, party signatory to the Loan Agreement, the Subsidiary General Security Agreement and the other Financing Agreements, and (c) agrees that Lender shall have all rights, remedies and interests, including security interests in the Guarantor Collateral granted pursuant to the Loan Agreement, the Subsidiary General Security Agreement, and the other Financing Agreements, with respect to each of HDMI and Scandia Online and its and assets with the same force and effect as if each of HDMI and Scandia Online had originally executed and had been an original Guarantor or Debtor, as the case may be, party signatory to the Loan Agreement, the Subsidiary General Security Agreement and the other Financing Agreements, and such agreements shall be deemed so amended.

4.2        The Guarantee and Waiver, dated November 14, 1995, executed by the Existing Guarantors (other than Hanover and the Existing Borrowers) as of such date, in favor of Lender, as heretofore amended (the “Subsidiary Guarantee”), shall be deemed further amended to include each of HDMI and Scandia Online as an additional Guarantor party signatory thereto. Each of HDMI and Scandia Online hereby expressly (a) assumes and agrees to be directly liable to Lender, jointly and severally with the other Guarantors signatories thereto and the Borrowers, for all Obligations (as defined in the Subsidiary Guarantee), (b) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Subsidiary Guarantee with the same force and effect as if each of HDMI and Scandia Online had originally executed and been an original party signatory to the Subsidiary Guarantee, and (c) agrees that Lender shall have all rights, remedies and interests with respect to each of HDMI and Scandia Online and its properties with the same force and effect as if each of HDMI and Scandia Online had originally executed and been an original party signatory to the Subsidiary Guarantee.

4.3        Each Guarantor and each of HDMI and Scandia Online as a Guarantor pursuant hereto, hereby expressly and specifically ratifies, restates and confirms the terms and conditions of the Subsidiary Guarantee in favor of Lender and its liability for all of the Obligations (as defined in the Subsidiary Guarantee), and all other obligations, liabilities, agreements and covenants thereunder.

4.4        Each Guarantor, including, without limitation, each of HDMI and Scandia Online, hereby agrees that all references to Guarantor or Guarantors or other terms intended to refer to a Guarantor or Guarantors, such as Debtor or Debtors, contained in any of the Financing Agreements are hereby amended to include each of HDMI and Scandia Online and each other person or entity at any time hereafter made a “Guarantor” under the Loan Agreement, as an additional Guarantor or Debtor, or other appropriate term of similar import, as the case may be.

Section 5.	Collateral.

5.1        Grant of Security Interest. Without limiting the provisions of Section 4 hereof, the Loan Agreement and the other Financing Agreements, to secure payment and performance of all Obligations, each of HDMI and Scandia Online hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, all personal and real property and fixtures, and interests in property and fixtures, of HDMI and Scandia Online, whether now owned or hereafter acquired or existing, and wherever located

11

including without limitation the following (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the “Collateral”):

(a)	all Accounts;

(b)        all general intangibles, including, without limitation, all Intellectual Property;

(c)	all goods, including, without limitation, Inventory and Equipment;
(d)	all Real Property and fixtures;

(e)        all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)	all instruments, including, without limitation, all promissory notes;
(g)	all documents;
(h)	all deposit accounts;

(i)         all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)         all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors;

(k)        all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of HDMI or Scandia Online now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of HDMI or Scandia Online, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)	all commercial tort claims;
(m)	to the extent not otherwise described above, all Receivables;
(n)	all Records; and
(o)	all products and proceeds of the foregoing, in any form, including

12

insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the foregoing, the Collateral does not include any leasehold interests of HDMI or Scandia Online in real property.

5.2        Acknowledgment. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that on the date hereof, the security interests in and liens upon the assets and properties of each Borrower and Existing Guarantor in favor of Lender shall continue to be, and the security interests in and liens upon the assets and properties of HDMI and Scandia Online in favor of Lender shall be, valid and perfected first priority liens and security interests.

Section 6.         Acknowledgment regarding Dissolution of LaCrosse LLC. Each of Borrowers and Guarantors hereby acknowledges, confirms and agrees that, upon the effectiveness of the dissolution of LaCrosse LLC consented to under Section 3.4 hereof:

6.1        CSG LLC, as the surviving corporation pursuant to the merger of LaCrosse LLC with and into CSG LLC, has continued and shall continue to be directly and primarily liable in all respects for the Obligations of LaCrosse LLC arising prior to the effective time of such merger;

6.2        the dissolution of LaCrosse LLC shall not in any way limit, impair or adversely affect the Obligations now or hereafter owed to Lender by any continuing Borrower or Guarantor; and

6.3        Lender shall continue to have valid and perfected security interests, liens and rights in and to all of the assets and properties owned and acquired by CSG LLC as the surviving corporation of the merger of LaCrosse LLC with and into CSG LLC. Such assets and properties shall continue to be deemed included in the Collateral, and such security interests, liens and rights and their perfection and priorities shall continue in all respects in full force and effect.

Section 7.   Representations, Warranties and Covenants. Borrowers and Guarantors represent, warrant and covenant with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a condition of the effectiveness of this Amendment and a continuing condition of the making or providing of any Revolving Loans or Letter of Credit Accommodations by Lender to Borrowers:

7.1        This Amendment and each other agreement or instrument to be executed and delivered by Borrowers or Guarantors hereunder have been duly authorized, executed and delivered by all necessary action on the part of Borrowers and Guarantors which is a party hereto and thereto and, if necessary, their respective stockholders (with respect to any corporation) or members (with respect to any limited liability company), and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers or Guarantors, as the case may be, contained herein and therein constitute legal, valid and binding obligations of

13

Borrowers and Guarantors, as the case may be, enforceable against them in accordance with their terms.

7.2        Neither the execution and delivery of the Hanover 2005 Intercompany Transaction Agreements, nor the consummation of the transactions contemplated by the Hanover 2005 Intercompany Transaction Agreements, nor compliance with the provisions of the Hanover 2005 Intercompany Transaction Agreements, shall result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral or Guarantor Collateral, except in favor of Lender pursuant to this Amendment and the Financing Agreements as amended hereby.

7.3        Neither the execution and delivery of the Hanover 2005 Intercompany Transaction Agreements, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, (a) has violated or shall violate any Bulk Sales Act, Bulk Transfer Act or Article 6 of the UCC, if applicable, the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if applicable, or any Federal or State securities laws or any other law or regulation or any order or decree of any court or governmental instrumentality in any respect or (b) does, or shall conflict with or result in the breach of, or constitute a default in any respect under any material mortgage, deed of trust, security agreement, agreement or instrument to which any of Borrowers or Guarantor is a party or may be bound, other than conflicts or defaults under certain real estate leases, intellectual property licenses and equipment leases, or (c) shall violate any provision of the Certificate of Incorporation or Certificate of Formation, as applicable, or By-Laws or Operating Agreement, as applicable, of any Borrower or Guarantor.

7.4        None of the membership interests in Scandia Online have been evidenced by a membership certificate or other certificate, document, instrument or security. All of the membership interests in Scandia Online (a) are noted in the respective books and records of each such company, (b) have been duly authorized, validly issued and (c) are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except those security interests existing in favor of Lender and those security interests permitted by the Loan Agreement.

7.5        All of the outstanding shares of capital stock of HDMI have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except those security interests existing in favor of Lender and those security interests permitted by the Loan Agreement.

7.6         As of the date hereof (i) Scandia Online is a limited liability company, duly formed and validly existing in good standing under the laws of the State of Delaware, and HDMI is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware and (ii) each of Scandia Online and HDMI (A) is duly licensed or qualified to do business as a foreign limited liability company or foreign corporation, as the case may be, and is in good standing in each of the jurisdictions set forth in Exhibit A annexed hereto other than in any such jurisdiction which is designated as “pending”, which are the all the jurisdictions wherein the character of the properties owned or licensed or the nature of the business of Scandia Online or HDMI makes such licensing or qualification to do business necessary and the

14

failure to so qualify would have a material adverse effect on Scandia Online or HDMI or on the rights and interests of Lender in the Collateral; and (B) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and will be conducted in the future.

7.7        The assets and properties of each of HDMI and Scandia Online are owned by it, free and clear of all security interests, liens and encumbrances of any kind, nature or description, as of the date hereof, except those security interests existing in favor of Lender and those granted pursuant hereto in favor of Lender, and except for Liens (if any) permitted under Section 6.4 of the Loan Agreement or the other Financing Agreements.

7.8        All actions and proceedings required by the Hanover 2005 Intercompany Transaction Agreements, applicable law and regulation, have been or shall be taken prior to the effectiveness of such transactions and all transactions required thereunder have been and shall be, or will be duly and validly consummated.

7.9        Neither the consummation of the transactions contemplated by the Hanover 2005 Intercompany Transaction, nor the execution, delivery or filing of the Hanover 2005 Intercompany Transaction Agreements or any other agreements, documents or instruments in connection therewith, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof before the date hereof or upon the effectiveness of such mergers (i) has violated or will violate any Federal or State securities laws, any State corporation law, or any other law or regulation or any order or decree of any court or governmental instrumentality in any respect, or (ii) does or will conflict with or result in the breach of, or constitute a default in any respect under any material mortgage, deed of trust, security agreement, agreement or instrument to which any existing or former Guarantor or Borrower is a party or may be bound, other than conflicts or defaults under certain real estate leases, intellectual property licenses and equipment leases, or (iii) does or will violate any provision of the Certificate of Incorporation or Certificate of Formation, as applicable, or By-Laws or Operating Agreement, as applicable, of any Borrower or Guarantor.

7.10      No action of, or filing with, or consent of any governmental or public body or authority, other than the filing of UCC financing statements, and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment.

7.11      All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects after giving effect to the provisions of this Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

7.12      After giving effect to the waivers and consents set forth in this Amendment, no Incipient Default or Event of Default exists or has occurred on the date hereof.

15

Section 8.   Conditions Precedent. Concurrently with the execution and delivery hereof (except to the extent otherwise indicated below), and as a further condition to the effectiveness of this Amendment and the agreement of Lender to the modifications and amendments set forth in this Amendment:

8.1        Lender shall have received a photocopy of an executed original or executed original counterparts of this Amendment by electronic mail or facsimile (with the originals to be delivered within five (5) Business Days after the date hereof), as the case may be, duly authorized, executed and delivered by Borrowers and Guarantors;

8.2        Lender shall have received a photocopy of an executed original or executed original counterparts of the Guarantee and Waiver by HDMI and Scandia Online in favor of Lender with respect to the Obligations of Borrowers by electronic mail or facsimile (with the originals to be delivered within five (5) Business Days after the date hereof), as the case may be, duly authorized, executed and delivered by Borrowers and Guarantors;

8.3        within sixty (60) days after the date hereof, Lender shall have received, in form and substance satisfactory to Lender, from HDMI, a secretary’s certificate evidencing the adoption and subsistence of corporate resolutions approving the execution, delivery and performance by HDMI of this Amendment and the agreements, documents and instruments to be delivered pursuant to this Amendment;

8.4        within sixty (60) days after the date hereof, Lender shall have received from HDMI (a) a copy of the Certificate of Incorporation for HDMI, and all amendments thereto, certificated by the Secretary of State of its jurisdiction of incorporation as of the most recent practicable date certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein, (b) a copy of its bylaws, certified by the Secretary of HDMI, and (c) a certificate from the Secretary of HDMI dated the date hereof certifying that each of the foregoing documents remains in full force and effect and have not been modified or amended, except as described therein;

8.5        within sixty (60) days after the date hereof, Lender shall have received from Scandia Online (i) a copy of its Certificate of Formation or Articles of Organization, and all amendments thereto, certified by the Secretary of State of the State of Delaware as of the most recent practicable date certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein, (ii) a copy of its Operating Agreement, certified by the Secretary or Assistant Secretary of the company, and (iii) a certificate from its Secretary or Assistant Secretary dated the date hereof certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein;

8.6        within sixty (60) days after the date hereof, Lender shall have received original good standing certificates (or its equivalent) from the Secretary of State (or comparable official) from each jurisdiction where HDMI and Scandia Online conducts business; and

8.7	each Borrower and Guarantor shall deliver, or cause to be delivered, to Lender a

16

true and correct copy of any consent, waiver or approval to or of this Amendment, which any Borrower or Guarantor is required to obtain from any other Person, and such consent, approval or waiver shall be in a reasonably acceptable to Lender; and

8.8        as of the date of this Amendment and after giving effect hereto, no Incipient Default or Event of Default shall exist or have occurred.

Section 9.   Effect of this Amendment. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof. Except as expressly provided herein, no other changes or modifications to the Loan Agreement or any of the other Financing Agreements, or waivers of or consents under any provisions of any of the foregoing, are intended or implied by this Amendment, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements conflicts with any provision of this Amendment, the provision of this Amendment shall control.

Section 10. Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Lender to effectuate the provisions and purposes of this Amendment.

Section 11. Governing Law. The validity, interpretation and enforcement of this Amendment whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction, other than the laws of the State of New York. Without in any way limiting the foregoing, the parties elect to be governed by New York law in accordance with, and relying on (at least in part), Section 5-1402 of the General Obligations Law of the State of New York.

Section 12. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 13. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

17

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first written.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Grabosky
Name:	Thomas Grabosky
Title:	Director

THE COMPANY STORE FACTORY, INC.

THE COMPANY OFFICE, INC.

By:	/s/ John Swatek
Name:	John Swatek
Title:	Senior Vice President and
Chief Financial Officer
BRAWN, LLC

SILHOUETTES, LLC

HANOVER COMPANY STORE, LLC

DOMESTICATIONS, LLC

KEYSTONE INTERNET SERVICES, LLC

THE COMPANY STORE GROUP, LLC

By:	/s/ Wayne P. Garten
Name:	Wayne P. Garten
Title:	Manager

By their signatures below, the

undersigned Guarantors acknowledge

and agree to be bound by the

applicable provisions of this

Amendment:

HANOVER DIRECT, INC.

By:	/s/ Wayne P. Garten
Name:	Wayne P. Garten
Title:	Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

CLEARANCE WORLD OUTLETS, LLC

SCANDIA DOWN, LLC

D.M. ADVERTISING, LLC

AMERICAN DOWN & TEXTILE, LLC

By:	/s/Wayne P. Garten
Name:	Wayne P. Garten
Title:	Manager

HANOVER GIFTS, INC.

By:	/s/Wayne P. Garten
Name:	Wayne P. Garten
Title:	Chairman

SCANDIA DOWN ONLINE, LLC

By:	/s/ Wayne P. Garten
Name:	Wayne P. Garten
Title:	Manager

HANOVER DIRECT MEMBERSHIPS, INC.

By:	/s/ Wayne P. Garten
Name:	Wayne P. Garten
Title:	Chairman

THE COMPANY STORE GROUP, LLC, successor

by merger to LA CROSSE FULFILLMENT, LLC

By:	/s/ Wayne P. Garten
Name:	Wayne P. Garten
Title:	Manager